Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOSPECIFICS TECHNOLOGIES CORP.

BioSpecifics Technologies Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.    The name of this corporation is BioSpecifics Technologies Corp. (the “Corporation”). The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 1, 1990 under the name BioSpecifics Corporation.

2.    The Restated Certificate of Incorporation restates and integrates the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted by the Corporation’s Board of Directors pursuant to Sections 242 and 245 of the DGCL. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.    The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

FIRST:    Name: The name of the Corporation is:

BIOSPECIFICS TECHNOLOGIES CORP.

SECOND:    Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, Delaware, 19808, located in New Castle County. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

THIRD:     Purpose. The nature of the business and the purposes to be conducted and promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:    Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifteen Million Seven Hundred Thousand (15,700,000) shares, consisting of (i) Fifteen Million (15,000,000) shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) Seven Hundred Thousand (700,000) shares of Preferred Stock, $.50 par value per share (“Preferred Stock”). The Preferred Stock shall be issued in one or more series. The Board of Directors is expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the voting powers, designations, preferences and relative participating options or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of all shares of such series.

I.    Series A Preferred Stock.

Pursuant to the authority expressly granted to and invested in the Board of Directors of the Corporation by the provisions of Article 4, the Board of Directors hereby creates a series of the $0.50 par value per share Preferred Stock of the Corporation to consist of 150,000 shares. The Board of Directors hereby fixes the designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, on the shares of such series as follows:

A.    Designation of Series. The designation of the series of Preferred Stock shall be “Series A Convertible Redeemable Preferred Stock” (hereinafter called the “Series A Preferred Stock”).

B.    Liquidation Preference. In the event of the liquidation, dissolution, or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled, after the debts of the Corporation shall have been paid, to receive, out of the assets remaining, $0.50 per share, together will all declared but unpaid dividends, before payment is made or assets set apart for payment to holders the Corporation’s Common Stock. The holders of shares of the Series A Preferred Stock shall be entitled to no further payments or distributions. If the assets remaining after the payment of the Corporation’s debts are insufficient to pay the full amount as set forth above to the holders of the Series A Preferred Stock, then such assets as remain shall be proportionately divided among the shares of Series A Preferred Stock then outstanding.

C.    Dividend Preference. Holders of the Series A Preferred Stock are entitled to receive, when, as, and if declared by the Corporation’s Board of Directors out of the Corporation’s net profits, dividends at the rate of $.05 per share of Series A Preferred Stock outstanding upon each declaration of dividends. The holders of the Preferred Stock shall not, as such, be entitled to receive any other or further dividends of any kind whatsoever. Such dividends must be paid before any dividends are declared, set apart for, or paid to holders of the Common Stock. The dividends on the Series A Preferred Stock shall not be cumulative. The payment of dividends is totally within the discretion of the Corporation’s Board of Directors.

D.    Conversion into Common Stock.

1.    Any holder of the Series A Preferred Stock any time after 365 days following the closing of a Securities and Exchange Commission registered public offering by the corporation of shares of common Stock in consideration for cash (an “Initial Public Offering”), may (unless such shares held by him shall have been called fox previous redemption) convert all (and no less than all) of his shares of Series A Preferred stock into shares of the Common Stock, at the rate of two (2) fully paid and nonassessable shares of Common Stock for each share of Series A Preferred Stock. Such conversion will be effected upon the surrender to the Corporation of such holder’s certificate or certificates representing all of such holder’s shares of the Series A Preferred Stock, held by him, duly endorsed in blank for transfer. Upon the receipt by the Corporation (or by its transfer agent) of such holder’s certificate or certificates of the Series A Preferred Stock, duly endorsed in blank for transfer, such holder shall have no rights as a holder of Series A Preferred Stock, except the right to receive a certificate for frilly paid and nonassessable shares of Common Stock.

2.    The Corporation may, at any time following the expiration of 395 days following the closing of an Initial Public offering and at the option of its Board of Directors, convert all shares of the Series A Preferred stock then outstanding into shares of the Common Stock, at the rate of two (2) fully paid and nonassessable shares of Common Stock for each shares of Series A Preferred Stock. In the event that it proceeds with such conversion, the corporation will notify each holder of Series A Preferred Stock of such Conversion by placing a notice of conversion in first class U.S. Mail sent to each holder of record of Series A Preferred Stock at his address listed on the Corporation’s records. Upon the Corporation’s placement of such notice of conversion in the mail, each holder shall have no rights as a holder of Series A Preferred Stock, except the right to surrender to the corporation his certificates of Series A Preferred Stock, duly endorsed in blank for transfer, and to receive a certificate for fully paid and nonassessable shares of Common Stock.

3.    For purposes of Sections D and E of this Section I, the closing of an Initial Public Offering that is conducted on a “minimum-maximum” basis shall be deemed to have occurred upon the closing of the sale of the minimum number of shares offered in such Initial Public Offering.

E.    Redemption of Shares. The Corporation may, at any time commencing October 1, 1991 and at the option of its Board of Directors, redeem all (and no less than all) of the outstanding shares of the Series A Preferred Stock that have not been previously converted into Common Stock; provided, however, that the Corporation shall have no right to redeem any shares of the Series A Preferred Stock if an Initial Public Offering (as defined in Section D.1 of this Section I) has closed on or before September 1, 1991. The Corporation will provide each holder of record of the Series A Preferred Stock with ten (10) days’ notice of redemption by placing such notice in first class U.S. mail bearing each such holder’s address as listed in the Corporation’s records. Following the expiration of the ten-day period (commencing from the date that the Corporation places such notice of redemption in the mail), the holders of Series A Preferred Stock shall not possess or exercise any rights as holders of Series A Preferred Stock, except the right to surrender their certificates of Series A Preferred Stock, duly endorsed in blank for transfer, and to receive from the Corporation the redemption price thereof of $0.50 for each such outstanding share of Series A Preferred Stock, together with the amount of declared but unpaid dividends payable upon the outstanding shares of the Series A Preferred Stock. The Corporation shall pay such redemption price upon each such share of Series A Preferred Stock within twenty (20) days of the Corporation’s receipt of the certificate for such share, duly endorsed in blank for transfer.

F.    Voting Rights. Each share of Series A Preferred Stock shall be entitled to one-tenth (1/10) of one vote on any matter upon which the shareholders of the Corporation shall be entitled to vote.

II.    Series C Preferred Stock.

Pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the designations, number of shares, preferences, voting powers and other rights and the restrictions and limitations thereof of the “Series C Junior Participating Preferred Stock” are as follows:

A.    Designation and Amount. The shares of such series shall be designated as “Series C Junior Participating Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting the Series C Preferred Stock shall be 10,000. Such number of shares may be increased or decreased by resolution of the Board of Directors prior to issuance; provided, however, that no decrease shall reduce the number of shares of the Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into the Series C Preferred Stock; provided, further, that if more than a total 10,000 shares of Series C Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of April 10, 2020, and as supplemented, restated or amended from time to time, by and between the Corporation and Worldwide Stock Transfer, LLC, as rights agent (the “Rights Agreement”), the Board, pursuant to Section 151(g) of the DGCL, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 of the DGCL, providing for the total number of shares of Series C Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

B.    Dividends and Distributions.

1.    Subject to the rights of the holders of any shares of any series of Preferred Stock of the Corporation (the “Preferred Stock”) (or any similar stock) ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends, the holders of shares of the Series C Preferred Stock, in preference to the holders of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and of any other stock of the Corporation ranking junior to the Series C Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year, or such other dates as the Board of Directors shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series C Preferred Stock (the “Issue Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of the Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time after the Issue Date (A) declare and pay any dividend on the Common Stock payable in shares of Common Stock, or (B) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series C Preferred Stock payable in shares of Series C Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series C Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series C Preferred Stock) into a greater or lesser number of shares of Series C Preferred Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (ii) of the first sentence of this Section B.1 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series C Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series C Preferred Stock outstanding immediately after such event.

2.    The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph 1 of this Section B immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); and the Corporation shall pay such dividend or distribution on the Series C Preferred Stock before the dividend or distribution declared on the Common Stock is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Quarterly Dividend Payment Date.

3.    Dividends shall begin to accrue and be cumulative, whether or not declared, on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) calendar days prior to the date fixed for the payment thereof.

C.    Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

1.    Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters upon which the holders of the Common Stock of the Corporation are entitled to vote. In the event the Corporation shall at any time after the Issue Date (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series C Preferred Stock payable in shares of Series C Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series C Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series C Preferred Stock) into a greater or lesser number of shares of Series C Preferred Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series C Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series C Preferred Stock outstanding immediately after such event.

2.    Except as otherwise provided herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

3.

(a)    If at any time dividends on any Series C Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, then and in such event the holders of the Series C Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two (2) members of the Board in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two (2). Promptly thereafter, the Board of the Corporation shall, as soon as may be practicable, call a special meeting of holders of Series C Preferred Stock for the purpose of electing such members of the Board. Such special meeting shall in any event be held within forty-five (45) calendar days of the occurrence of such arrearage.

(b)    During any period when the holders of Series C Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two (2) Directors, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by two (2), and the holders of Series C Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b) each such additional Director shall serve until the next annual meeting of stockholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section C.3.

(c)    A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series C Preferred Stock entitled to vote in an election of such Director.

(d)    If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series C Preferred Stock shall be entitled to elect two (2) Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board shall call a special meeting of the holders of Series C Preferred Stock for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within forty-five (45) calendar days of the occurrence of such vacancy.

(e)    At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series C Preferred Stock outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section C.3, or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two (2), the rights of the holders of the shares of the Series C Preferred Stock to vote as provided in this Section C.3 shall cease, subject to renewal from time to time in the case of any such future dividend default or defaults upon the same terms and conditions, and the holders of shares of the Series C Preferred Stock shall have only the limited voting rights elsewhere herein set forth.

4.    Except as set forth herein, or as otherwise provided by law, the holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

D.    Certain Restrictions.

1.    Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section B hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

(b)    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c)    redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that, the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock or rights, warrants or options to acquire such junior stock; or

(d)    redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

2.    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph 1 of this Section D, purchase or otherwise acquire such shares at such time and in such manner.

E.    Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued, without designation as to series until such shares are once more designated as part of a particular series of Preferred Stock by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

F.    Liquidation, Dissolution or Winding Up.

1.    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of the Common Stock or of shares of any other stock of the Corporation ranking junior, either as to dividends or upon liquidation, dissolution or winding up, to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that, the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity either as to dividends or upon liquidation, dissolution or winding up with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series C Preferred Stock liquidation preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series C Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series C Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the Corporation shall at any time after the Issue Date (A) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or (B) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of this Section F.1 shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series C Preferred Stock payable in shares of Series C Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series C Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series C Preferred Stock) into a greater or lesser number of shares of Series C Preferred Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph 1 of this Section F shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series C Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series C Preferred Stock outstanding immediately after such event.

2.    Neither the merger, consolidation or other business combination of the Corporation into or with another entity nor the merger, consolidation or other business combination of any other entity into or with the Corporation (nor the sale, lease, exchange or conveyance of all or substantially all of the property, assets or business of the Corporation) shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section F.

G.    Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger,

combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property (payable in kind), then in any such case each share of Series C Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Issue Date (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series C Preferred Stock payable in shares of Series C Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series C Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series C Preferred Stock) into a greater or lesser number of shares of Series C Preferred Stock, then in each such case the amount set forth in the first sentence of this Section G with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series C Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series C Preferred Stock outstanding immediately after such event.

H.    No Redemption. The shares of Series C Preferred Stock shall not be redeemable from any holder.

I.    Rank. The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series C Preferred Stock, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock.

J.    Amendment. At such time as any shares of Series C Preferred Stock are outstanding, if any proposed amendment to the Certificate of Incorporation (including this Section II) would materially alter, change or repeal any of the preferences, powers or special rights given to the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely, then the holders of the Series C Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series C Preferred Stock, voting separately as a single class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the DGCL.

K.    Fractional Shares. Series C Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock.

FIFTH:    Directors. The business and affairs of the Corporation shall be managed by a Board of Directors as follows:

(a)

The initial number of directors of the Corporation shall be five (5), which number may be increased or decreased pursuant to the By-laws of the Corporation, provided that the number of directors may not be less than three (3) unless the Corporation has less than three (3) stockholders, in which case the number of directors may not be less than the number of stockholders.

(b)

Beginning with the Board of Directors to be elected at the first annual meeting of stockholders, the directors shall be classified, in respect solely to the time for which they shall severally hold office, by dividing them into three classes, each such class to be as nearly equal as possible to each other class. At the first annual meeting of stockholders, separate elections shall be held for the directors of each class, the term of office of directors of the first class to expire at the first annual meeting after their election; the term of office of the directors of the second class to expire at the second annual meeting after their election; and the term of office of the directors of the third class to expire at the third annual meeting after their election. At each succeeding annual meeting, the stockholders shall elect directors of the class whose term then expires, to hold office until the third succeeding annual meeting. Each director shall hold office for the term for which elected and until his or her successor shall be elected and shall qualify.

(c)

Any director, any class of directors, or the entire Board of Directors may be removed from office by stockholder vote at any time, without assigning any cause, but only if the holders of not less than a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote at an annual election of directors, voting together as a single class, shall vote in favor of such removal.

(d)

Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of stockholders at which the term of class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

(e)	The Board of Directors is authorized to make, alter or repeal the By-laws of the Corporation.

SIXTH:    Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH:    Duration. The duration of the Corporation shall be perpetual.

EIGHTH:    Non-applicability of Section 203. The Corporation shall not be governed by the provisions of Section 203 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, as of June 26, 2020.

BIOSPECIFICS TECHNOLOGIES CORP.

By:	/s/ Joseph Truitt
Name:	Joseph Truitt
Title:	Chief Executive Officer